Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 12, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Atwood Oceanics, Inc.‘s Annual Report on Form 10-K for the year ended September 30, 2015.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 22, 2016